EXHIBIT 99.1


FOR IMMEDIATE RELEASE

                        3M REPORTS FIRST QUARTER RESULTS;
      COMPANY ANNOUNCES RESTRUCTURING TO FURTHER STRENGTHEN COMPETITIVENESS

         St. Paul, Minn. -- April 23, 2001 -- 3M reported first quarter 2001 earnings of $1.16 per share, up 3 cents per share from the first quarter last year, excluding non-recurring items in both periods.* Net income totaled $467 million, compared with $456 million in the comparable period excluding non-recurring items. Sales totaled $4.17 billion, up 2.3 percent in U.S. dollars and 6.7 percent in local currencies.
         "Our people delivered solid results under extremely difficult U.S. economic conditions, continued strengthening of the U.S. dollar and sharply higher energy costs," said W. James McNerney, Jr., chairman of the board and CEO. Currency effects reduced earnings for the quarter by 7 cents per share and higher U.S. energy costs reduced earnings by 4 cents per share. Aggressive global cost control combined with good international volume gains largely offset these negative pressures.
         "We are intensely focused on driving down costs to deliver positive earnings growth in an uncertain global economic environment," McNerney said. "Unusually unpredictable market and currency trends produce a range of $4.75 to $5.00 per share for 2001 earnings in total, with negative market and currency trends more than offset in any scenario by our aggressive cost plan." 3M earned $4.68 per share in 2000, excluding non-recurring items. The company expects earnings for the second quarter to be similar to, or up slightly from, the second quarter last year.
         3M also announced it will consolidate operations and streamline the organization to increase speed and productivity. This strategic and selective restructuring will reduce 3M's global workforce by about 5,000 positions, or about 7 percent, over the next 12 months. About half of the employment reductions will occur outside the United States.
         Business units, functional groups and geographic areas across the company are driving the restructuring. In particular, much of the streamlining will be targeted at parts of the company facing the greatest economic challenges, and where the greatest opportunities exist to eliminate unnecessary structure and improve productivity, efficiency and the supply chain.
          "Our management team is accelerating efforts to grow our strong market positions and deliver solid financial results," McNerney said. "We've identified opportunities to streamline our supply chain and achieve other structural improvements -- especially important now in light of the current, difficult economic situation, and the reality that these conditions may last longer than expected."
         McNerney added, "While no one likes to eliminate jobs, this action is consistent with our resolve to achieve solid growth, make the whole organization faster, and advance 3M to an even higher level."
         3M continues its significant investment in technology and product development. The company also has launched five initiatives, including a major Six Sigma push, to drive long-term growth, profitability and cash flow.
         "Our businesses continue to strengthen their leading market positions," McNerney said. "As a result, we're well-positioned to resume strong growth once economic conditions improve."
         The company expects to incur a one-time charge of approximately $600 million over the next few quarters as a result of this action. The restructuring is expected to provide annual pre-tax savings of approximately $300 million upon completion of the plan. Not included in the charge are previously incurred costs related to elimination of some jobs stemming from the ongoing integration of recently acquired businesses.
         McNerney and Robert Burgstahler, chief financial officer, will conduct an investor teleconference at 9:00 a.m. Eastern Time (8:00 a.m. Central) today. This conference will be available via webcast at http://investor.3M.com.
*During the first quarter of 2001, 3M incurred one-time, pre-tax costs of $23 million primarily related to acquisitions. These costs were recorded in cost of sales. During the first quarter of 2000, 3M recorded a $50 million pre-tax gain related to the termination of a product distribution agreement in the company's health care business. Including these non-recurring items, earnings totaled $453 million, or $1.13 per share, in the first quarter of 2001, compared with $487 million, or $1.21 per share, in the first quarter of 2000.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements that reflect current views and estimates of 3M's management of future economic circumstances, industry conditions, company performance and financial results. The statements are based on many assumptions and factors including: (1) worldwide economic conditions;
(2) foreign currency exchange rates and fluctuations in those rates; (3) the timing and acceptance of new product offerings; (4) purchased components and materials, including shortages and increases in the costs of such components and materials; (5) 3M's ability to successfully manage acquisitions, divestitures and strategic alliances; and (6) legal proceedings. Any changes in such assumptions or factors could produce significantly different results.

                                       ###
ABOUT 3M
3M is a $17 billion diversified technology company with leading positions in electronics, telecommunications, industrial, consumer and office, health care, safety and other markets. Headquartered in St. Paul, Minnesota, the company has operations in more than 60 countries and serves customers in nearly 200 countries. 3M businesses share technologies, manufacturing operations, brands, marketing channels and other important resources. 3M is one of the 30 stocks that make up the Dow Jones Industrial Average and also is a component of the Standard & Poor's 500 Index. Additional information about the company is available on the Internet at www.3m.com.

Investor Contact:  Matt Ginter             Media Contact:  John Cornwell
                   3M                                      3M
                   651-733-8206                            651-733-7698
                   mjginter@mmm.com                        jrcornwell@mmm.com

Minnesota Mining and Manufacturing Company and Subsidiaries
(Unaudited)

                              Sales Change Analysis
                               First-Quarter 2001


                            U.S.                 Intl.             Worldwide
                            ----                 -----             ---------

Volume                     (2.0)%                14.5%                   6.5%

Price                       0.5                  (0.5)                   0.0

Translation                  --                  (8.0)                  (4.5)
                           ====                   ====                  ====

Total                      (1.5)%                 6.0%                   2.0%

Minnesota Mining and Manufacturing Company and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME (Unaudited)

                                            3 Months Ended     3 Months Ended
                                                  March 31           March 31
(Amounts in millions,                                 2001               2000
except per-share amounts)

Net sales                                           $4,170             $4,075

Operating expenses

    Cost of sales                                    2,196              2,091

    Selling, general and
         administrative expenses                       959                956

    Research, development and
         related expenses                              278                263

    Other expense (income) -- net                       --                (50)
                                                    ------            -------
         Total                                       3,433              3,260
                                                    ------            -------
Operating income                                       737                815
                                                    ------            -------
Other income and expense

    Interest expense                                    38                 26

    Interest and other income                          (12)                 (6)
                                                    ------            -------
         Total                                          26                 20
                                                    ------            -------
Income before income taxes
    and minority interest                              711                795

Provision for income taxes                             238                282

Minority interest                                       20                 26
                                                    ------            -------
Net income                                          $  453            $   487
                                                    ======            =======
Weighted average common shares
    outstanding -- basic                             396.3              397.7
Earnings per share -- basic                         $ 1.14            $  1.22
                                                    ======            =======

Weighted average common shares
    outstanding -- diluted                           402.4              401.9
Earnings per share -- diluted                       $ 1.13            $  1.21
                                                    ======            =======

Minnesota Mining and Manufacturing Company and Subsidiaries
SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME INFORMATION (Unaudited) (Amounts in millions, except per-share amounts)

                                              3 Months Ended                          3 Months Ended
                                              March 31, 2001                           March 31, 2000

                                   Excluding                                     Excluding
                                        Non-            Non-                          Non-            Non-
                                   recurring       recurring     Reported        recurring       recurring       Reported
                                       Items           Items        Total            Items           Items          Total
                                       -----           -----        -----            -----           -----          -----
Operating income (loss)                $ 760         $  (23)        $ 737            $ 765            $  50          $ 815

Other income and expense                  26             --            26               20               --             20

Income (loss) before
 income taxes and
 minority interest                     $ 734         $  (23)        $ 711            $ 745            $  50          $ 795

Provision (benefit) for
 income taxes                            245             (7)          238              263               19            282

Effective tax rate                      33.5%                        33.5%            35.3%                           35.5%

Minority interest                         22             (2)           20               26               --             26

Net income (loss)                      $ 467         $  (14)        $ 453            $ 456            $  31          $ 487
  Per share -- diluted                 $1.16         $(0.03)        $1.13            $1.13            $0.08          $1.21

Minnesota Mining and Manufacturing Company and Subsidiaries
CONSOLIDATED BALANCE SHEET (Unaudited)
                                                         March 31     Dec. 31
(Dollars in millions)                                        2001        2000
                                                             ----        ----

ASSETS

Current assets

    Cash and cash equivalents                             $   575     $   302

    Accounts receivable -- net                              2,948       2,891

    Inventories                                             2,341       2,312

    Other current assets                                      961         874
                                                          -------     -------
         Total current assets                               6,825       6,379

Property, plant and equipment -- net                        5,853       5,823

Investments and other assets                                2,686       2,320
                                                          -------     -------
         Total                                            $15,364     $14,522
                                                          =======     =======
--------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities

    Short-term debt                                       $ 2,302     $ 1,866

    Other current liabilities                               3,132       2,888
                                                          -------     -------
         Total current liabilities                          5,434       4,754

Long-term debt                                                955         971

Other liabilities                                           2,502       2,266

Stockholders' equity -- net                                 6,473       6,531
    Shares outstanding
         March 31, 2001: 395,914,197 shares
         December 31, 2000: 396,085,348 shares
                                                          -------     -------
         Total                                            $15,364     $14,522
                                                          =======     =======

Minnesota Mining and Manufacturing Company and Subsidiaries
BUSINESS SEGMENTS (Unaudited)

--------------------------------------------------------------------------------
BUSINESS
SEGMENT                                        First               First
INFORMATION                                      Qtr                 Qtr
(MILLIONS)                                      2001                2000
NET SALES
Industrial                                    $  865              $  915
Transportation,
  Graphics and Safety                            893                 874
Health Care                                      829                 769
Consumer and Office                              695                 690
Electro
  and Communications                             606                 507
Specialty Material                               281                 314
Corporate
  and Unallocated                                  1                   6
--------------------------------------------------------------------------------
Total Company                                 $4,170              $4,075

OPERATING INCOME
Industrial                                    $  170             $   185
Transportation,
  Graphics and Safety                            177                 209
Health Care                                      165                 193
Consumer and Office                              113                 105
Electro
  and Communications                              68                  89
Specialty Material                                48                  51
Corporate
  and Unallocated                                 (4)                (17)
--------------------------------------------------------------------------------
Total Company                                 $  737              $  815


First quarter 2001 operating income includes non-recurring costs of $23 million recorded in cost of sales. These non-recurring costs were primarily acquisition related costs of $10 million in Health Care, $7 million in Transportation, Graphics and Safety, and $6 million in the Electro and Communications segment. First quarter 2000 operating income includes a $50 million benefit relating to the termination of a product distribution agreement in the Health Care segment.